UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 24, 2003


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 5.  OTHER EVENTS

NEWS RELEASE                                            CONTACTS: (408) 995-5115
                                        Media Relations: Katherine Potter, x1168
                                         Investor Relations: Rick Barraza, x1125


               CALPINE SUBSIDIARY ANNOUNCES SECURED NOTES OFFERING
       Peaker Financing Represents Another Milestone in Liquidity Program

     (SAN JOSE, CALIF.) July 24, 2003 - Calpine Corporation [NYSE:CPN], a leading North American power company, today announced that Gilroy Energy Center, LLC (GEC), a wholly owned, stand-alone subsidiary of the Calpine subsidiary GEC Holdings, LLC, intends to sell approximately $270 million of Senior Secured Notes Due 2011. The senior secured notes will be secured by GEC's and its subsidiaries' 11 peaking units, located at nine power generating sites in northern California. The notes will also be secured by a long-term power sales agreement for 495 megawatts of peaking capacity with the State of California Department of Water Resources, which is being served by the 11 peaking units.

     Net proceeds will be used to reimburse costs incurred in connection with the development, construction, and purchase of, repairs, improvements or additions to, the peaker projects, and for general corporate purposes. The noteholders' recourse will be limited to the assets of GEC and its subsidiaries. Calpine will not provide a guarantee of the Senior Secured Notes Due 2011 or any other form of credit support.

     In connection with this offering, GEC is negotiating with a third party on a preferred equity investment in GEC, totaling approximately $74 million, which the company does not expect to complete by the closing of the Senior Secured Notes Due 2011. Therefore, the net proceeds of the senior notes offering will be held in an escrow account, pending completion of this preferred equity investment. If the preferred equity investment is not completed, GEC will offer to repurchase the Senior Secured Notes Due 2011 at a price of 101%, plus accrued interest.

     The Senior Secured Notes Due 2011 will be offered in a private placement under Rule 144A, have not been and will not be registered under the Securities Act of 1933, and may not be offered in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy. Securities laws applicable to private placements under Rule 144A limit the extent of information that can be provided at this time.



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  July 24, 2003